Exhibit 5.1

[ Whiteford, Taylor & Preston, L.L.P. Letterhead ]

January 2, 2018

Cool Holdings, Inc.

48 NW 25th Street, Suite 108

Miami, Florida 33127

Re:	Registration Statement on Form S-8 of Shares of Common Stock, par value $0.001 per share, of Cool Holdings, Inc.

Ladies and Gentlemen:

We have acted as special Maryland opinion counsel in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), which you are filing with the Securities and Exchange Commission (the “Commission”) with respect to 1,980,749 shares of common stock, par value $0.001 per share (the “Shares”), of Cool Holdings, Inc., a Maryland corporation formerly known as “InfoSonics Corporation” (“Cool Holdings” or the “Company”) that may be issued under the Cool Holdings, Inc. Amended and Restated 2015 Equity Incentive Plan (the “A&R Plan”).

On December 14, 2018, we understand that the stockholders of the Company approved the A&R Plan, as previously adopted and approved and recommended by the Company’s board of directors (the “Board”) to be submitted to the Company’s stockholders for consideration.  Under the A&R Plan, the number of total shares of Common Stock which may be granted thereunder is: (i) up to 1,980,749 shares, plus (ii) up to 958,667 shares subject to outstanding awards under the 2006 Equity Incentive Plan (the “Prior Plan”) that cease to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested or nonforfeitable shares), which shares shall cease to be set aside or reserved for issuance pursuant to the Prior Plan as of the date upon which they cease to be so subject to such awards and shall instead be set aside and reserved for issuance pursuant to the A&R Plan (the “Prior Plan Shares”).  The Prior Plan Shares were previously registered under the Securities Act pursuant to the Company’s Registration Statement No. (File No. 333-205048) on Form S-8 filed on June 18, 2015 under the Securities Act.

We have examined the Registration Statement and such documents and records of Cool Holdings as we have deemed necessary for the purposes of this opinion.  In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that assuming that (i) the Registration Statement becomes effective under the Securities Act, (ii) the Shares will be issued in accordance with the terms of the A&R Plan and in the manner described in the Registration Statement and (iii) certificates representing the Shares have been duly executed, countersigned by the Company’s transfer agent/registrar and delivered on behalf of the Company against payment of the full consideration for the Shares in accordance with the terms of the A&R Plan, the Shares to be issued to participants under the A&R Plan will be validly issued, fully paid, and non-assessable when so delivered pursuant to and in accordance with the terms and conditions of the A&R Plan.

Our opinions set forth above are limited to the federal laws of the United States and the laws of the State of Maryland and we express no opinion on the laws of any other jurisdiction or the applicability or effect of any such laws or principles.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ WHITEFORD, TAYLOR & PRESTON L.L.P.